Filed Pursuant to Rule 433

Registration Statement No. 333-222979

Pricing Term Sheet

June 5, 2018

Union Pacific Corporation

3.200% Notes due 2021 (the “2021 Notes”)

3.500% Notes due 2023 (the “2023 Notes”)

3.750% Notes due 2025 (the “2025 Notes”)

3.950% Notes due 2028 (the “2028 Notes”)

4.375% Notes due 2038 (the “2038 Notes”)

4.500% Notes due 2048 (the “2048 Notes”)

4.800% Notes due 2058 (the “2058 Notes”)

Issuer:	Union Pacific Corporation

Ratings (Moody’s / S&P):	Baa1/A-*

Principal Amount:	2021 Notes: $600,000,000 2023 Notes: $650,000,000 2025 Notes: $500,000,000 2028 Notes: $1,500,000,000 2038 Notes: $750,000,000 2048 Notes: $1,500,000,000 2058 Notes: $500,000,000

Trade Date:	June 5, 2018

Settlement Date:	June 8, 2018 (T+3)**

Maturity Date:	2021 Notes: June 8, 2021 2023 Notes: June 8, 2023 2025 Notes: July 15, 2025 2028 Notes: September 10, 2028 2038 Notes: September 10, 2038 2048 Notes: September 10, 2048 2058 Notes: September 10, 2058

Interest Payment Dates:

2021 Notes: June 8 and December 8, commencing on December 8, 2018

2023 Notes: June 8 and December 8, commencing on December 8, 2018

2025 Notes: July 15 and January 15, commencing on January 15, 2019

2028 Notes: September 10 and March 10, commencing on March 10, 2019

2038 Notes: September 10 and March 10, commencing on March 10, 2019

2048 Notes: September 10 and March 10, commencing on March 10, 2019

2058 Notes: September 10 and March 10, commencing on March 10, 2019

Coupon:	2021 Notes: 3.200% 2023 Notes: 3.500% 2025 Notes: 3.750% 2028 Notes: 3.950% 2038 Notes: 4.375% 2048 Notes: 4.500% 2058 Notes: 4.800%

Price to Public:

2021 Notes: 99.938% of Principal Amount

2023 Notes: 99.909% of Principal Amount

2025 Notes: 99.996% of Principal Amount

2028 Notes: 99.751% of Principal Amount

2038 Notes: 99.849% of Principal Amount

2048 Notes: 99.899% of Principal Amount

2058 Notes: 99.890% of Principal Amount

Yield to Maturity:	2021 Notes: 3.222% 2023 Notes: 3.520% 2025 Notes: 3.750% 2028 Notes: 3.978% 2038 Notes: 4.385% 2048 Notes: 4.505% 2058 Notes: 4.805%

Benchmark Treasury:

2021 Notes: 2.625% due May 15, 2021

2023 Notes: 2.750% due May 31, 2023

2025 Notes: 2.875% due May 31, 2025

2028 Notes: 2.875% due May 15, 2028

2038 Notes: 3.000% due February 15, 2048

2048 Notes: 3.000% due February 15, 2048

2058 Notes: 3.000% due February 15, 2048

Benchmark Treasury Price/Yield:	2021 Notes: 100-00 1⁄4 / 2.622% 2023 Notes: 99-29 / 2.770% 2025 Notes: 99-31 / 2.880% 2028 Notes: 99-17+ / 2.928% 2038 Notes: 98-11+ / 3.085% 2048 Notes: 98-11+ / 3.085% 2058 Notes: 98-11+ / 3.085%

Spread to Benchmark Treasury:

2021 Notes: +60 basis points

2023 Notes: +75 basis points

2025 Notes: +87 basis points

2028 Notes: +105 basis points

2038 Notes: +130 basis points

2048 Notes: +142 basis points

2058 Notes: +172 basis points

Optional Redemption Provisions:

Make-Whole Call:	At any time prior to the maturity date for the 2021 Notes, May 8, 2023 for the 2023 Notes, May 15, 2025 for the 2025 Notes, June 10, 2028 for the 2028 Notes, March 10, 2038 for the 2038 Notes, March 10, 2048 for the 2048 Notes and March 10, 2058 for the 2058 Notes, at the greater of 100% or the make-whole amount at a discount rate equal to the Treasury Rate plus 10 basis points, in the case of the 2021 Notes, 15 basis points, in the case of the 2023 Notes, 15 basis points, in the case of the 2025 Notes, 20 basis points, in the case of the 2028 Notes, 20 basis points, in the case of the 2038 Notes, 25 basis points, in the case of the 2048 Notes and 30 basis points, in the case of the 2058 Notes, in each case, plus accrued and unpaid interest to the date of redemption.

Par Call:

2021 Notes: N/A

2023 Notes: At any time on or after May 8, 2023, at 100% plus accrued and unpaid interest to the date of redemption.

2025 Notes: At any time on or after May 15, 2025, at 100% plus accrued and unpaid interest to the date of redemption.

2028 Notes: At any time on or after June 10, 2028, at 100% plus accrued and unpaid interest to the date of redemption.

2038 Notes: At any time on or after March 10, 2038, at 100% plus accrued and unpaid interest to the date of redemption.

2048 Notes: At any time on or after March 10, 2048, at 100% plus accrued and unpaid interest to the date of redemption.

2058 Notes: At any time on or after March 10, 2058, at 100% plus accrued and unpaid interest to the date of redemption.

Change of Control:	Upon the occurrence of a Change of Control Repurchase Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

CUSIP/ISIN:

2021 Notes: 907818 ET1 / US907818ET19

2023 Notes: 907818 EU8 / US907818EU81

2025 Notes: 907818 ES3 / US907818ES36

2028 Notes: 907818 EY0 / US907818EY04

2038 Notes: 907818 EV6 / US907818EV64

2048 Notes: 907818 EW4 / US907818EW48

2058 Notes: 907818 EX2 / US907818EX21

Denominations:	$1,000 x $1,000

Concurrent Debt Offering:	The Issuer is concurrently offering the 2021 Notes, the 2023 Notes, the 2025 Notes, the 2028 Notes, the 2038 Notes, the 2048 Notes and the 2058 Notes.

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Senior Co-Managers:	Mizuho Securities USA LLC SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:

Evercore Group L.L.C.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

Loop Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**	Note: We expect that the Notes will be delivered to investors in book-entry form through The Depository Trust Company on or about June 8, 2018, which will be the third business day following the date of the pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required to specify an alternative settlement cycle at the time of such trade to prevent a failed settlement. Purchasers of the Notes who wish to make such trades should consult their own advisers.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc., toll-free at 1-888-603-5847, calling Citigroup Global Markets Inc., toll-free at 1-800-831-9146, calling Credit Suisse Securities (USA) LLC, toll-free at 1-800-221-1037, calling J.P. Morgan Securities LLC, collect at 1-212-834-4533, calling Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322 or calling Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649.

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